Exhibit 99.1

MusclePharm Enters into $8 Million Credit Facility

DENVER, CO – September 17, 2014 – MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company, today announced that the company entered into a revolving credit facility with ANB Bank for up to $8.0 million.

“We are pleased to have secured this credit facility, reflecting the strength and growth of MusclePharm,” said Brad Pyatt, CEO of MusclePharm. “Access to this additional source of capital provides us with further flexibility as we implement our growth initiatives.”

Further details of the new credit agreement are outlined in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission.

About MusclePharm

MusclePharm® is a scientifically-driven, performance lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 110 countries and available in over 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com.

Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm

To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:

Matt Sheldon/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980
investors@musclepharm.com